Exhibit 99.1

Tim McHugh Named Welltower’s Chief Financial Officer

TOLEDO, Ohio, September 4, 2019 /PRNewswire/ — Welltower Inc. (NYSE: WELL) today announced that Tim McHugh has been named Senior Vice President, Chief Financial Officer. Mr. McHugh has been with the Company since 2016 and most recently served as Senior Vice President, Corporate Finance.

“Since joining us in 2016, Tim has distinguished himself in every role that he has held, beginning as a Vice President in Finance and Investments and most recently as a Senior Vice President, Corporate Finance,” said Thomas J. DeRosa, Welltower’s Chairman and CEO. “He has proven himself to be an outstanding steward of Welltower’s corporate finance, capital markets, financial planning and analysis, budgeting, and capital planning efforts and has played an instrumental role in our exceptional growth.” Mr. DeRosa continued, “Tim’s contribution has been essential to the repositioning of Welltower as the best capitalized company in our sector. He represents an emerging generation of talented and diverse REIT business leaders that are being developed and achieving success across the Welltower platform.”

As Chief Financial Officer, Mr. McHugh will lead Welltower’s corporate finance function and be responsible for capital markets, portfolio management, financial planning and analysis, information technology, accounting and tax. He joined the Company in 2016 from RREEF Management, currently known as DWS Investments, where he was responsible for investing in the healthcare, office and specialty sectors. Prior to RREEF, Mr. McHugh was an equity research analyst at Northern Trust. He holds a Bachelor of Science in Finance and a minor in Technology and Management from the University of Illinois at Urbana-Champaign and is a Chartered Financial Analyst.

About Welltower

Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (REIT), owns interests in properties concentrated in major, high growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing, post-acute communities and outpatient medical properties. For more information, visit www.welltower.com.